Exhibit 99.1

Lonny Robinson Joins Hanmi Financial as Interim Chief Financial Officer

LOS ANGELES — October 11, 2011 — Hanmi Financial Corporation (NASDAQ: HAFC), the holding company for Hanmi Bank, today announced that Lonny D. Robinson, age 54, will join its executive management team as Interim Chief Financial Officer of Hanmi Financial Corporation (“Hanmi”) and Hanmi Bank (the “Bank”), effective October 14, 2011. Mr. Robinson will serve as Interim Chief Financial Officer pending final bank regulatory approval. Mr. Robinson succeeds Brian Cho, who is retiring as Executive Vice President and Chief Financial Officer, effective October 14, 2011. Mr. Cho’s retirement is unrelated to the financial condition or financial reporting of Hanmi or the Bank.

“We are extremely fortunate to have Lonny join our executive team,” said Jay S. Yoo, President and Chief Executive Officer. “Lonny is a seasoned industry veteran with in-depth knowledge of the banking industry and public ownership sector. His individual expertise and demonstrated leadership will bring a unique perspective on issues that will be of great value to our institution as we position ourselves for future success.”

“We also wish to thank Brian for his dedication and service over the past few years,” continued Yoo. “Brian’s superior business and financial acumen were extremely important in guiding us through the recent economic downturn.”

“I am excited to be returning to Southern California and working with the Hanmi management team to create a dynamic and market-leading franchise in the region,” said Mr. Robinson. “I am confident the opportunities in the Korean American banking arena have great potential for Hanmi Bank.”

Mr. Robinson brings over 25 years of banking experience, and has previously served as chief financial officer for a number of community banks throughout the United States, most notably as CFO for Center Financial for three years. Mr. Robinson is experienced in SEC reporting for public companies, raising capital, merger and acquisitions, FDIC assisted transactions, investment portfolio management, enterprise risk management, and regulatory affairs. Prior to embarking on his banking career, Mr. Robinson was a CPA with Ernst & Young specializing in banks and small business audits.

As a graduate of Westminster College in New Wilmington, Pennsylvania in accounting, Mr. Robinson also attended Executive Bank Management Schools at the University of Georgia and the University of Texas.

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and a loan production office in Washington State. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmi.com.

Contact:

Hanmi Financial Corporation

David Yang

Investor Relations Officer

(213) 637-4798